Exhibit 99.1

investor faq July 14, 2020

Bed Bath & Beyond (Nasdaq: BBBY) reported its fiscal 2020 first quarter financial results and hosted a conference call to provide an overview of the Company’s performance for the quarter on July 8, 2020. The following is a list of Frequently Asked Questions (FAQs) received subsequent to the earnings conference call. The Company’s responses to these questions below are intended to provide further visibility into the information provided during this call.

Can you please share additional perspective on your June 2020 sales trends?

In late May, Bed Bath & Beyond started reopening stores to the public and, as of last week, nearly all stores have re-opened. For the month of June, total comparable sales, for stores that have reopened and from digital channels combined, was positive. Further, cash flow was positive in June.

As previously disclosed during the Company’s July 8, 2020, quarterly earnings conference call, total net sales were down only 7% for the month of June, including more than an 80% increase in sales from digital channels and an approximately 25% decline in sales from stores, when, on average, there were 22% fewer store open days.

What are the components of your cost restructuring program that is expected to achieve between $250 to $350 million?

Bed Bath & Beyond plans to accelerate its comprehensive restructuring program to drive profit improvement over the next two-to-three years.

The Company is pursuing deliberate actions as part of its ongoing restructuring program. It expects to achieve significant annualized improvement in Earnings before Interest, Income Taxes, Depreciation and Amortization (EBITDA) of between approximately $250 million to $350 million, excluding one-time costs. This is in addition to the expected $85 million in SG&A savings associated with the strategic restructuring program announced in February 2020. The Company believes this is a conservative estimate and bridges from its fiscal 2019 adjusted EBITDA of approximately $465 million. Importantly, the Company has assumed reinvestment of between approximately $150 to $200 million of the expected cost savings into future growth initiatives.

Key components of the additional expected profit improvement include:

•

Approximately $100 million in annual savings from its previously described Store Network Optimization project which includes the closure of approximately 200 mostly Bed Bath & Beyond stores over the next two years. These stores collectively generated about $1 billion in annual net sales in fiscal 2019, and many of them were EBITDA negative by the end of fiscal 2019. The Company expects to be able to transition at least 15% to 20% of these sales to its digital channels or other store locations.

The Company continues to believe that its physical store channel is an asset for its transformation into a digital-first company, especially with new omni-fulfillment capabilities in Buy-Online-Pick-Up-In-Store and Curbside Pickup.

•	Approximately $200 million in annual savings from product sourcing, through renegotiations with existing vendors.

•	Approximately $100 to $150 million in annual SG&A savings from continued optimization of its corporate overhead cost structure and reductions in other discretionary expense.

In addition to these cost savings, the Company expects to generate deeper assortment, sourcing and supply chain opportunities as it pursues growth in owned brands.

What is the status of any potential asset sales?

Bed Bath & Beyond remains highly committed to reviewing its non-core assets to focus efforts on optimizing its growth opportunities within Home, Baby, Beauty and Wellness. The Company believes there is between approximately $350 to $450 million that could be unlocked through asset sales.

This work is well underway, and the Company will share more information, as appropriate. As is always the case, there is no assurance that these assets can be sold at prices and on other terms acceptable to the Company.

What is the status of your $1 billion inventory reduction program?

The Company previously communicated its plan to aggressively reduce up to $1 billion of inventory at retail. As of the fiscal 2020 first quarter this inventory reduction program is slightly more than halfway complete. Due to the COVID-19 pandemic and temporary closure of 90 percent of the Company’s stores during the fiscal 2020 first quarter, there was no material change in this reduction program or the Company’s reserve for future markdowns related to this program during the fiscal first quarter.

In addition, the Company expects to further improve its working capital through the removal of about $1 billion of inventory at retail from within its Bed Bath & Beyond stores over the next 24 months. This estimate includes the inventory associated with the planned store closures, as previously described.

Does your new asset-based credit facility (ABL Facility) have any capital allocation restrictions?

On June 22, 2020, Bed Bath & Beyond announced it had executed an $850 million three-year secured asset-based revolving credit facility (ABL Facility) with a syndicate of banks. The ABL Facility expires in June 2023 and replaces the Company’s existing unsecured revolving credit facility allowing for borrowings up to $250 million.

During the “Initial Supported Borrowing Base Date” period – which could potentially last three-to-six months from the effective date of the transaction, the Company can use its available cash and repurchase debt up to $300 million, subject to the terms of the ABL Facility (including the satisfaction of certain financial tests set forth therein).

The Company is committed to returning capital to shareholders. After the “Initial Supported Borrowing Base Date” period has expired, subject to the terms of the ABL Facility (including the satisfaction of certain financial tests set forth therein), the Company may resume capital allocation strategies, as appropriate, including share repurchase, dividends and debt reduction.

When will we hear more about your strategic growth plans and financial performance targets?

Bed Bath & Beyond plans to share detailed information about its short-term and longer-term goals and objectives, including its cost restructuring program, and plans for inventory reduction, store closures, and more, during an Investor Day event expected to be held mid-to-late October 2020. Detailed information about this event will be communicated later this summer.

About the Company

Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is an omnichannel retailer that makes it easy for its customers to feel at home. The Company sells a wide assortment of domestics merchandise and home furnishings. The Company also provides a variety of textile products, amenities and other goods to institutional customers in the hospitality, cruise line, healthcare and other industries. Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.

Non-GAAP Information

This document contains certain non-GAAP information, including adjusted earnings (loss) before interest, income taxes, depreciation and amortization (“EBITDA”), which is intended to provide visibility into the Company’s core operations by excluding the effects of the goodwill, tradename and other impairments, including impairments of certain store-level assets, severance costs and shareholder activity costs. The Company’s definition and calculation of non-GAAP measures may differ from that of other companies. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported GAAP financial results.

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, the Company’s progress and anticipated progress towards its long-term objectives and the success of its plans in response to the novel coronavirus (COVID-19), the success of the cost restructuring program and estimates as to the components thereof, plans and estimates with respect to potential assets sales, as well as more generally the status of its future liquidity and financial condition. Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, goal, and similar words and phrases, although the absence of those words does not necessarily mean that statements are not forward-looking. The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment; risks associated with COVID-19 and the governmental responses to it, including its impacts across the Company’s businesses on demand and operations, as well as on the operations of the Company’s suppliers and other business partners, and the effectiveness of the Company’s actions taken in response to these risks; consumer preferences, spending habits and adoption of new technologies; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors across all channels; pricing pressures; liquidity; the ability to achieve anticipated cost savings, and to not exceed anticipated costs, associated with organizational changes and investments, including the Company’s strategic restructuring program; the ability to attract and retain qualified employees in all areas of the organization; the cost of labor, merchandise and other costs and expenses; potential supply chain disruption due to trade restrictions, and other factors such as natural disasters, such as pandemics, including the COVID-19 pandemic, political instability, labor disturbances, product recalls, financial or operational instability of suppliers or carriers, and other items; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company’s plans for new stores; the ability to establish and profitably maintain the appropriate mix of digital and physical presence in the markets it serves; the ability to assess and implement technologies in support of the Company’s development of its omnichannel capabilities; the ability to effectively and timely adjust the Company’s plans in the face of the rapidly changing retail and economic environment, including in response to the COVID-19 pandemic; uncertainty in financial markets; volatility in the price of the Company’s common stock and its effect, and the effect of other factors, including the COVID-19 pandemic, on the Company’s capital allocation strategy; risks associated with the ability to achieve a successful outcome for its business concepts and to otherwise achieve its business strategies; the impact of intangible asset and other impairments; disruptions to the Company’s information technology systems including but not limited to security breaches of systems protecting consumer and employee information or other types of cybercrimes or cybersecurity attacks; reputational risk arising from challenges to the Company’s or a third party product or service supplier’s compliance with various laws, regulations or standards, including those related to labor, health, safety, privacy or the environment; reputational risk arising from third-party merchandise or service vendor performance in direct home delivery or assembly of product for customers; changes to statutory, regulatory and legal requirements, including without limitation proposed changes affecting international trade; changes to, or new, tax laws or interpretation of existing tax laws; new, or developments in existing, litigation, claims or assessments; changes to, or new, accounting standards; and foreign currency exchange rate fluctuations. The Company does not undertake any obligation to update its forward-looking statements.

CONTACTS:

INVESTOR CONTACT: Janet M. Barth, (908) 613-5820 OR IR@bedbath.com

MEDIA CONTACT: Dominic Pendry, (347) 604-0381 or dominic.pendry@bedbath.com

Non-GAAP Financial Measures

The following table reconciles non-GAAP financial measures presented in this document. The Company believes that these non-GAAP financial measures provide management, analysts, investors and other users of the Company’s financial information with meaningful supplemental information regarding the performance of the Company’s business. These non-GAAP financial measures should not be considered superior to, but in addition to other financial measures prepared by the Company in accordance with GAAP, including the year-to-year results. The Company’s method of determining these non-GAAP financial measures may be different from other companies’ methods and, therefore, may not be comparable to those used by other companies and the Company does not recommend the sole use of this non-GAAP measure to assess its financial and earnings performance. The Company is not providing a reconciliation of our estimate of improved EBITDA as a result of the ongoing restructuring program to the most directly comparable measure prepared in accordance with GAAP, because the Company is unable to provide this reconciliation without unreasonable effort due to the uncertainty and inherent difficulty of predicting the occurrence, the financial impact, and the periods in which the adjustments may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Non-GAAP Reconciliation

(in thousands)

(unaudited)

Fiscal 2019
Reconciliation of Net Loss to EBITDA and Adjusted EBITDA
Reported net loss	(613,816)
Depreciation and amortization	342,511
Interest expense, net	64,789
Benefit for income taxes	(151,037)

EBITDA	(357,553)
Incremental charge for markdowns	169,820
Goodwill and other impairments	509,226
Severance costs	102,507
Shareholder activity costs	8,000
Loss from sale-leaseback transaction, including transaction fees	32,840

Total pre-tax adjustments	822,393

Adjusted EBITDA	464,840